Attachment to Form 3

FORM 3 JOINT FILER INFORMATION

Name and Address:	Third Point LLC
390 Park Avenue
New York, NY 10022
Date of Event Requiring Statement:	05/16/12
Issuer and Ticker Symbol:	Yahoo! Inc. (YHOO)
Relationship to Issuer:	Director
Designated Filer:	Daniel S. Loeb
TABLE I INFORMATION
Title of Security:	Common Stock
Amount of Securities Beneficially Owned	70,500,400
Ownership Form:	I
Nature of Indirect Beneficial Ownership:	See Footnote (1) in the Form 3
TABLE II INFORMATION
None.
Signature	THIRD POINT LLC
By: DANIEL S. LOEB, Chief Executive Officer
	By:	/s/ William Song Name: William Song Title: Attorney-in-Fact